Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Amendment No. 1 to Registration Statement on Form S-4 (No. 333-200380) of our report dated February 21, 2014 except for Note 16 for the inclusion of the Guarantor Condensed Consolidated Financial Information which is dated March 3, 2014, relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Access Midstream Partners L.P. Annual Report on Form 10-K/A for the year ended December 31, 2013. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Tulsa, Oklahoma

December 22, 2014